Exhibit 16

October 21, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 20, 2014, to be filed by our former client, Advanced Battery Technologies, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ EFP Rotenberg LLP

EFP Rotenberg LLP
Rochester, New York